Exhibit 99.1

For Immediate Release Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8793	Media Contact: Jeanne Norcross Vice President Corporate Affairs (616) 878-2830

Spartan Stores Announces Early Termination of Interest Rate Swap Agreement

GRAND RAPIDS, MICHIGAN – January 9, 2012 – Spartan Stores, Inc., (Nasdaq:SPTN) a leading regional grocery distributor and retailer, today announced the early termination of its interest rate swap agreement, which converted a portion of its variable rate debt to a fixed rate basis. As a result, the Company was able to use available cash to reduce the outstanding balance under its senior secured revolving credit facility by $45.0 million. Due to the early termination, the Company will recognize a $0.8 million pre-tax breakage fee in the third quarter of fiscal 2012; however, interest expense is expected to be reduced by $1.4 million over the next four quarters.

“We are pleased to take this opportunity to increase the productivity of our assets. Our strong cash flow generation and the stable outlook for interest rates made the termination of the swap agreement and pay off of our outstanding revolver balance the logical action to take at this time,” stated Dave Staples, Spartan Stores’ Executive Vice President and Chief Financial Officer. “Additionally, we continue to expect to report earnings per share, excluding unusual items, in the range of $0.20 to $0.23 for the third quarter of fiscal 2012.”

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation’s eleventh largest grocery distributor with 1.4 million square feet of warehouse, distribution, and office space located in Grand Rapids, Michigan. The Company distributes more than 40,000 corporate and national brand products to approximately 375 independent locations in Michigan, Indiana and Ohio, and to our 97 corporate owned stores located in Michigan, including D&W Fresh Markets, Family Fare Supermarkets, Glen’s Markets and VG’s Food and Pharmacy.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases such as “opportunity”, “continue”, “expect,” “outlook,” that a particular metric will “increase”. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our ability to maintain or increase productivity, reduce debt, and continue to pay dividends is not certain and depends on many factors, not all of which are in our control. Additional information about the risk factors to which Spartan Stores is exposed and other factors that may adversely affect these forward-looking statements is contained in Spartan Stores’ reports and filings with the Securities and Exchange Commission. Other risk factors exist and new risk factors may emerge at any time. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictions of future results. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.